Exhibit 10.59

SENIOR MANAGEMENT RETENTION AND SEVERANCE AGREEMENT

This SENIOR MANAGEMENT RETENTION AND SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of the Effective Date (as defined below) by and between Inland Retail Real Estate Trust, Inc., a Maryland corporation having its principal place of business in Oak Brook, Illinois (“Company”), and Barry L. Lazarus (“Executive”).

RECITALS

A.

The Company is a real estate investment trust, as defined in Section 856 of the Code (as defined below), which owns, operates, develops and acquires primarily neighborhood retail centers and community centers in the eastern United States.

B.

Executive is currently employed by the Company as its President and Chief Executive Officer.

C.

The Company believes that the threat or occurrence of, or negotiation or other action that could lead to, a Change in Control (as defined below) could result in the departure or distraction of management personnel to the detriment of the Company.

D.

The Company and Executive are entering into this Agreement to provide certain incentives and protections to Executive against the exigencies of a Change in Control.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereby agree as follows:

AGREEMENT

1.

Definitions.  When used in this Agreement and initially capitalized, the following terms shall have the meanings set forth below:

(a)

“Agreement” means this Agreement as in effect from time to time.

(b)

“Agreement Term” has the meaning give to such term in Section 2 hereof.

(c)

“Base Salary” means the monthly salary amount payable to Executive as an employee of the Company as in effect from time to time.

(d)

“Business” means the development, ownership, operation or management of commercial real estate.

(e)

“Cause” means a termination of Executive’s employment by formal action of the Company’s Board of Directors for any of the following reasons:

Exhibit 10.59

(i)

embezzlement, dishonesty, fraud or any illegal or unethical act or omission in connection with the performance of Executive’s duties under this Agreement or as an employee of the Company;

(ii)

conviction (or plea of nolo contendere) of any felony or any other crime involving moral turpitude or that materially impairs Executive’s ability to perform his duties hereunder;

(iii)

any material breach by Executive of the terms of this Agreement or any other act or omission which has the potential to injure the Company, which, if curable, remains uncured following ten (10) days written notice to Executive describing such breach;

(iv)

improper and material disclosure or use of the Company’s Proprietary Information; or

(v)

Executive’s willful failure or refusal to follow the lawful and good faith direction of the Board of Directors, which, if curable, remains uncured following ten (10) days’ written notice to Executive describing such failure or refusal.

(f)

“Change in Control” means (i) the approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company, (ii) the consummation of a sale of all or substantially all of the assets of the Company; (iii) the consummation of any transaction as a result of which any individual or entity becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of all voting securities of the Company then issued and outstanding; or (iv) the consummation of a merger, consolidation, reorganization, or business combination, other than a merger, consolidation, reorganization or business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or the surviving entity immediately after such merger, consolidation, reorganization of business combination, but in the case of (iii) or (iv) above only if at any time within twelve calendar months following such the consummation of such transaction the members of the Company’s board of directors as of the date such transaction is consummated constitute less than 50% of the post-consummation board of directors.

(g)

“Change in Control Payment” has the meaning given to such term in Section 3(a)(i) hereof.

(h)

”Code” means the Internal Revenue Code of 1986, as amended.

(i)

“Company” has the meaning given to such term in the recitals hereto.

(j)

“Covered Termination” means the termination of Executive’s employment during the Protection Period (i) by the Company for any reason other than for Cause or (ii) by

Exhibit 10.59

Executive for Good Reason, or (iii) as a result of Executive’s death.  Executive shall not be considered to have suffered a Covered Termination in the event Executive’s employment terminates (i) by action of the Company for Cause, (ii) by action of Executive other than based on Good Reason, (iii) or for any reason after the Protection Period.

(k)

“Creation” has the meaning given to such term in Section 8.

(l)

“Customer” means (A) any tenant with respect to any real property of the Company or other person or entity with whom the Company is negotiating for the leasing of real property at the time the Executive’s employment terminates or at any time during the prior six calendar months and (B) any person or entity with whom the Company is negotiating the purchase, sale, leasing, financing or management of real property at the time Executive’s employment terminates or at any time during the prior six calendar months;

(m)

“Disability” means a determination by the Board of Directors of the Company in accordance with applicable law that, as a result of a physical or mental illness, the Executive is unable and has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one (1) year period.

(n)

“Executive” has the meaning given to such term in the recitals hereto.

(o)

“Effective Date” means October 1, 2006.

(p)

”Good Reason” means any of the following conditions (not consented to in advance by Executive or ratified subsequently by Executive), which condition(s) remain(s) in effect thirty (30) days after written notice to the Board of Directors from Executive of such conditions:

(i)

Any material decrease in Executive’s Base Salary or opportunity to earn an Annual Incentive Bonus; or

(ii)

Any material, adverse diminution in the level of Executive’s duties or responsibilities (but not merely a change in such duties and responsibilities) as measured against Executive’s duties and responsibilities immediately prior to such change; or

(iii)

The relocation of Executive’s regular office from which he provides services to the Company to a location which is more than fifty (50) miles from Executive’s then current regular office location.

(q)

“Gross-Up Payment” has the meaning given to such term in Section 4.

(r)

“Person” means any corporation, partnership, limited liability company, trust, or other entity or individual.

(s)

“Proprietary Information” has the meaning given to such term in Section 5.

Exhibit 10.59

(t)

“Protection Period” means the period commencing on the Effective Date and ending on the first anniversary of a Change in Control that occurs during the Agreement Term, provided that in the event no Change in Control occurs during the Agreement Term, the Protection Period shall be the period commencing on the Effective Date and ending at the expiration of the Agreement Term.

(u)

“Successor Entity” means any entity that acquires the Company or substantially all of its assets in a transaction constituting a Change in Control.

(v)

“Trigger Event” means either (i) the occurrence of a Change in Control with respect to the Company during the Agreement Term and while Executive is employed by the Company or (ii) a the occurrence of both (A) a Covered Termination of Executive’s employment and (B) a Change in Control with respect to the Company which occurs after, but not more than 180 days after, such Covered Termination.

2.

Term.  This Agreement shall be effective as of the Effective Date and shall continue to be effective with respect to a Change in Control that is consummated prior to the earlier of (i) the first anniversary of the Effective Date or (ii) the date that the Board of Directors of the Company notifies Executive in writing that all potential Change in Control transactions have been abandoned (“Agreement Term”).  The foregoing notwithstanding, the Agreement Term may be extended by the Board of Directors of the Company by providing written notice of such extension to Executive.

3.

Consequences of a Change In Control.

(a)

Payments and Benefits.

(i)

In the event of the occurrence of a Trigger Event, subject to receipt by the Company of an executed release in the form attached hereto as Exhibit A, the Company shall pay Executive $3,310,000.00 (“Change in Control Payment”) simultaneous with the closing of the transaction which gives rise to a Change in Control with respect to the Company.  The Company may satisfy any obligation to make payments hereunder in cash, in securities of the Company or any Successor Entity, or a combination thereof, but only if such securities are tradable by the pubic on a national market or exchange free of any restriction.

(ii)

In the event Executive suffers a Covered Termination following a Change in Control with respect to the Company and Executive elects continuation coverage for himself or his dependents as available under applicable law under the medical plans of the Company or any Successor Entity, the Company shall pay directly, or reimburse Executive for the cost of, the premiums for such continuation coverage for as long as Executive or his dependents are entitled to and continue such continuation coverage under applicable law.

(b)

Withholding.  The Company shall have the right to deduct and withhold from any payments made to Executive hereunder any federal, state or local income, employment or other taxes required by law to be withheld by the Company with respect to such payment or any other payment or transfer made by the Company for the benefit of Executive.

Exhibit 10.59

(c)

Offset and Termination of Rights.  The Company shall have the right to offset any and all amounts due and owing from Executive to the Company by reason of any contract, agreement, note, advance, loan or failure to return property against any obligation of the Company to pay compensation to Executive under this Agreement.

(d)

Conditional Post-Termination Rights.  Executive acknowledges and agrees that his right to receive payments or any other consideration following a termination of his employment is expressly conditioned on Executive executing and delivering to the Company the form of release attached hereto as Exhibit A.

(e)

Additional Consideration For Payments.  It is the expectation of the parties that, in the event there is a Change in Control with respect to the Company, it would be unlikely for the Successor Entity to desire to continue Executive’s employment as its President and Chief Executive Officer, but that the Successor Entity may desire the services of Executive for a limited period following the Change in Control.  In consideration of the Agreement of the Company to make the Change in Control Payment and otherwise provide post-termination benefits to Executive, Executive hereby expressly agrees that in the event a Change in Control occurs while he is employed by the Company which obligates the Company to make the Change in Control Payment, for a period of up to 180 days, Executive shall make himself available to provide, and shall provide, such services related to the Company’s Business and its transition to a Successor Entity as the Successor Entity may reasonably request, including services on a full-time basis.  Executive shall provide such services as an independent contractor and not as an employee.  Executive’s obligation to provide such services is subject to the Successor Entity agreeing to (i) compensate Executive for such services at a rate which is comparable to Base Salary currently paid to Executive by Company (reduced proportionately to the extent the requested services are other than on a full time basis), (ii) provide Executive with such technical and administrative assistance and office space as necessary to allow Executive to perform such services and (iii) reimburse Executive for his reasonable and necessary travel and other business related expenses incurred in performing such services in accordance with the general reimbursement policy adopted by the Successor Entity and in effect from time to time.  The foregoing notwithstanding, the Executive shall not be obligated to provide the services described above unless the Successor Entity notifies Executive of its need for such services in writing prior to the Change in Control.

4.

Tax Gross-Up Obligation.

(a)

Notwithstanding any other provision of this Agreement, if any portion of the Change in Control Payment would constitute an Excess Parachute Payment, the Company shall pay to Executive an additional amount (“Gross-Up Payment”) such that the net amount retained by Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any interest charges or penalties in respect of the imposition of such excise tax (but not any federal, state or local income or employment tax) on the Change in Control Payment and any federal, state or local income, employment or excise tax on any such additional payments (including the initial Gross-Up Payment) shall be equal to the Change in Control Payment.  Payment of the Gross-Up Payment, if any, shall be made at the closing of the Transaction which gives rise to the Change in Control.  For purposes of clarity, the parties acknowledge that they

Exhibit 10.59

have each independently determined that anticipated Gross-Up payment would be roughly $1,500,000.00.

(b)

  For purposes of computing the Gross-Up Payment, Executive shall be deemed to be pay income taxes at the highest marginal rates applicable to Executive and to pay state and local income taxes at the highest marginal rate applicable to Executive at the time the Change in Control Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of applicable state and local taxes.

(c)

All determinations as to whether a Gross-Up Payment is required and the amount of such payment shall be made by the Company’s independent registered public accountants responsible for certifying the financial statements of the Company for the period including the Change in Control applying the provisions of Section 280G in good faith, subject only to any final determination made by the Internal Revenue Service or court having jurisdiction over Executive’s excise tax liability.

(d)

In the event that the amount of the excise tax payable by Executive is finally determined to be less than the amount used to calculate the Gross-Up Payment, Executive shall repay to the Company the portion of the Gross-Up Payment attributable to such reduction, including the excise and federal, state and local income taxes included in such Gross-Up Payment, plus interest at the applicable federal rate under section 1274 of the Code.

(e)

In the event that the amount of the excise tax payable by Executive is finally determined to exceed the amount used to calculate the Gross-Up Payment, the Company shall make an additional Gross-Up Payment to Executive promptly following such final determination such that, taking into consideration all Gross-Up Payments made to Executive, the net amount retained by Executive after the excise tax and all related penalties and interest charges with respect to such excise tax liability equals the Change in Control Payment.

(f)

In the event of any controversy with the Internal Revenue Service or other taxing authority with regard to the excise tax liability of Executive, Executive shall allow the Company to control all processes related to the excise tax liability at the Company’s expense.  In the event the excise tax issue involves other issues on Executive’s tax return, the Company and Executive shall cooperate in good faith so as not to jeopardize the resolution of any issue.

5.

Confidentiality.  Executive acknowledges that by virtue of his employment with the Company, he has or may be exposed to or has had or may have access to confidential information of the Company regarding its or their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, Customer lists or records, Customer information, leases, tenant rent rolls, property operating statements, employee records, shareholder records, shareholder lists, shareholder information, mark-ups, project materials, information regarding independent contractors, marketing techniques, supplier information, accounting methodology, Creations (as defined in Section 9 below) or other information which gives, or may give, the Company an advantage in the marketplace against its competitors (all of the foregoing are hereinafter referred to collectively as the “Proprietary Information” except for information which was in the public domain when

Exhibit 10.59

acquired or developed by the Company, or which subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant).  Executive further acknowledges that it would be possible for Executive, upon termination of his employment with the Company, to use the Proprietary Information to benefit any other Person.  Executive acknowledges that the Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive’s employment with the Company.  Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of the Company, and, therefore, Executive agrees that during the term of his employment and for a period of three years thereafter, for whatever reason, anywhere in the world, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or body, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of the Company or pursuant to a validly issued and enforceable court or administrative order.  In the event that any court, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify the Company of the same and cooperate with the Company to obtain appropriate protective orders in respect thereof.  Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information as the Company may reasonably request.

6.

Non-Solicitation.  Executive covenants and agrees that, while employed by the Company, and for a period of 12 months following his Covered Termination, he shall not:

(a)

in any manner, directly or indirectly attempt to divert, take away, solicit, or assist others in soliciting any current or prospective Customer, supplier, independent contractor or service provider of the Company or otherwise interfere with the relationship between the Company and any current or prospective Customer, service provider, supplier, independent contractor, or shareholder;

(b)

directly or indirectly solicit for employment other than on behalf of the Company, seek to induce or influence any person to leave employment with the Company, offer employment to, or employ any person who was an employee of the Company within 6 months of such solicitation or offer;

(c)

make any comment (whether or not true) to any person which could be interpreted, whether or not in fact so interpreted, as critical or disparaging of the Company or which otherwise could be reasonably expected to be detrimental to the Company or their employees or operations.

7.

Return of Materials.  Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment, for whatever reason, immediately return and surrender to the Company all originals and all copies in Executive’s possession, regardless of medium, of all rental rolls, leases, algorithms, source code, system designs, data formats, forms, records, notes, memoranda, price lists, supplier lists, brochures, project materials, sales materials, manuals, letterhead, business cards and other property belonging to the Company or

Exhibit 10.59

any of its Customers, as the case may be, created or obtained by Executive as a result of or in the course of or in connection with Executive’s employment regardless of whether such items constitute Proprietary Information.  Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company.

8.

Creations and Other Matters.

(a)

Executive agrees that all materials, inventions, discoveries, improvements or the like which Executive, individually or with others, may originate, develop or reduce to practice while employed with the Company relating to the business or products of the Company, the Company’s actual or demonstrably anticipated research or development or any work performed by Executive for the Company (individually, a “Creation” and collectively, the “Creations”) shall, as between the Company and Executive, belong to and be the sole property of the Company.  Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation.  Executive further agrees, without further consideration, to promptly disclose each such Creation to the Company and to such other individuals as the Company may direct.  Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in the Company or any client of the Company, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent the Company or any client of the Company, as appropriate, may choose.  Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by the Company, provided that the Company agrees to reimburse Executive for any reasonable expenses incurred in providing such testimony.

(b)

The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the Creation relates to (A) the business of the Company or (B) any actual or reasonably anticipated research or development of the Company or (ii) the Creation results from any work performed by Executive for the Company.

9.

Remedies.  Executive acknowledges that in the event that his employment with the Company terminates for any reason, nothing in the foregoing restrictions will unreasonably prevent Executive from obtaining other employment and that his ability to obtain such employment without violating such restrictions is a material condition to his employment with the Company.  Executive acknowledges that compliance with the covenants set forth in Sections 5 through 8 hereof is necessary to protect the business, goodwill and Proprietary Information of the Company and its clients and that a breach of these restrictions will irreparably and continually damage the Company or its clients for which money damages may not be adequate.  Consequently, Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, the Company shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm without any obligation to post a bond.    Nothing in this agreement, however, shall be construed to prohibit the Company from

Exhibit 10.59

also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative.  The parties expressly agree that the Company may, in its sole discretion, choose to enforce the covenants in Sections 5 through 8 hereof in part of to enforce any of said covenants to a lesser extent than that set forth herein.

10.

Survival.  Notwithstanding any other provision of this Agreement, the Executive’s obligations in Sections 5 through 8 (to the extent provided therein) shall survive the termination of this Agreement and shall be deemed for the benefit of and enforceable in full by any Successor Entity.

11.

Revision.  The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (a) reduce the geographic scope of said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or  agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

12.

Company Covenant.  During the twelve (12) month period following Executive’s Covered Termination, the Company agrees not to make any comment (whether or not true) to any person which could be interpreted, whether or not in fact so interpreted, as critical or disparaging of Executive or his performance as an employee of the Company or which otherwise could be reasonably expected to be detrimental to Executive’s professional reputation.

13.

Confidentiality.  Executive agrees that he will not disclose the terms of this Agreement to anyone other than his spouse and legal counsel, except as such disclosure may be required for legal, accounting or tax advice and reporting purposes.

14.

Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Chicago, Illinois in accordance with the AAA’s National Rules for the Resolution of Employment Disputes.  Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute; provided, however, that this arbitration provision shall not apply to claims by the Company seeking injunctive or other equitable relief.  The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

15.

Assistance in Litigation.  Executive shall, during (and after termination of) his employment, upon reasonable notice, furnish such truthful information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its officers, directors or affiliated entities is, or may become a party.  If such

Exhibit 10.59

assistance is required after the termination of Executive’s employment, then the Company shall reimburse Executive for his reasonable and necessary expenses incurred at the request of the Company upon submission of appropriate supporting documents plus a per diem consulting fee equal to his daily pro-rata Base Salary.

16.

Interpretation.  Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois.

17.

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

18.

Notice.  Any notice provided for in this Agreement shall be in writing and shall be deemed given on the date it is delivered in person or sent via overnight delivery service with waiver of signature to the other party and addressed,

In the case of the Company, to:

Inland Retail Real Estate Trust, Inc.

400 South Dixie Highway, Suite 128

Boca Raton, FL 33432

Attention:  Chairman

With a copy to:

Inland Retail Real Estate Trust, Inc.

2905 Butterfield Road

Oak Brook, IL 60523

Attn:  General Counsel

And in the case of Executive, to:

Barry L. Lazarus

Or such other addresses as either party may designate by giving written notice of a change of address in the manner provided above.  Notices given by personal delivery shall be deemed given on the date of delivery.  Notices given by overnight courier service shall be deemed given upon deposit with the courier.  If notice is given to a business address, receipt by a receptionist or any other person employed at such business address shall be deemed to constitute actual delivery to the addressee.

Exhibit 10.59

19.

Validity.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.  Each term and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Date:	INLAND RETAIL REAL ESTATE TRUST, INC.
By:
Its:

Date:

Exhibit 10.59

EXHIBIT A

Form of Mutual Release

Date:  ________________________

In consideration of the agreement of Inland Retail Real Estate Trust, Inc. (“Company”) and the undersigned (“Executive”) to enter into that certain Senior Management Retention and Severance Agreement, dated ________________ (“Agreement”) and the mutual promises and covenants of the parties made thereunder, the parties to this Release, intending to be legally bound, do hereby agree as follows:

1.

Company’s Release of Executive.  The Company on behalf of itself and its past present and future shareholders, directors, officers, employees, agents, attorneys and assigns hereby knowingly, irrevocably, unconditionally and voluntarily releases and forever discharges Executive and each of his individual and respective heirs, representatives, executors, family members, and assigns from, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently know or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred through the date of Executive’s employment terminates (other than those arising out of the Executive’s gross negligence or willful misconduct), including without limitation:

A.

Any and all claims relating to or arising from his employment by the Company and the termination of such employment;

B.

Any and all claims under the Agreement;

C.

Any and all claims relating to or arising from Executive’s relationship with the Company as a member of the Board of Directors of the Company or any of the Company’s subsidiaries, affiliates, assigns, predecessors or successors-in-interest;

D.

Any and all claims for violation of any federal, state or municipal statute, and any and all claims for injury, including, but not limited to: breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express or implied, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage;

E.

Any and all claims based on the violation of the federal or any state constitution;

F.

Any and all claims for attorneys’ fees and costs.

2.

Executive Release of Company.  The Executive (defined for this purpose to include as the Executive and each of his individual and respective heirs, representatives, executors, family

Exhibit 10.59

members and assigns) hereby knowingly, irrevocably, unconditionally and voluntarily releases and forever discharges the Company and its past, present and future shareholders, directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns from, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently know or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred through the date Executive’s employment terminates, including without limitation:

G.

Any and all claims relating to or arising from his or her employment by the Company and the termination of such employment;

H.

Any and all claims under the Agreement;

I.

Any and all claims for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;

J.

Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, and all amendments to each such Act as well as the regulations issued there under;

K.

Any and all claims based on the violation of the federal or any state constitution;

L.

Any and all claims for attorneys’ fees and costs.

The Executive acknowledges that (i) he has been advised by the Company to consult a lawyer of his own choice prior to executing this release and has done so or voluntarily declined to seek such counsel, (ii) he has read this release and understands the terms and conditions hereof and the binding nature hereof, (iii) he has executed this release voluntarily and without duress or undue influence on the part of the Company, (iv) he understands that his right to receive payments under Section 3 of the Agreement is subject to and conditioned on the undersigned’s full and complete compliance with the covenants set forth in the Agreement following his termination and subject to full recoupment by the Company in the event of a violation of any such covenant and (v) this release may be revoked by Executive by written notice to the Company delivered within seven (7) days from the date it is signed by Executive and shall not be effective until the end of such seven (7) day period.

Exhibit 10.59

3.

Exceptions.  The foregoing release shall not apply with respect to the Company’s payment obligations under Sections 3 and 4 of the Agreement or the undersigned’s rights under any “employee benefit plans” as that term is defined in the Employee Retirement Income Security Act of 1974, as amended.

4.

Definitions.  Initially capitalized terms used in this release and defined in the Agreement shall have the meanings given to such terms under the Agreement.

INLAND RETAIL REAL ESTATE TRUST, INC.

By:___________________________________

Date: ______________________________

EXECUTIVE:

____________________________________

Barry L. Lazarus

Date:  _______________________________

STATE OF

)

)ss

COUNTY OF

)

I, ________________________, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that Barry L. Lazarus appeared before me this day in person and signed said instrument as his/her free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this ______day of _______________, 200___.

Notary Public

Affix Notary Stamp